EXHIBIT 99.1

On May 9, 2005, the Registrant issued the following news release:

“AMERICAN OIL & GAS APPROVED FOR AMERICAN STOCK EXCHANGE
AND REPORTS SPUD OF INITIAL FETTER WELL

     DENVER- American Oil & Gas, Inc. (OTC Bulletin Board: AOGI) announced today that its common shares have been approved for listing on the American Stock Exchange. The Company’s common shares will begin trading on the AMEX effective upon market open on May 17, 2005, under the ticker symbol “AEZ.”

     “We are pleased to have the opportunity for listing on the American Stock Exchange” said Andrew Calerich, President and CFO of American Oil & Gas Inc. “The AMEX has a distinguished tradition of business with companies in the energy sector and we are proud to be a part of that tradition.”

     This approval is contingent upon the Company’s being in compliance with all applicable listing standards on the date it begins trading on the American Stock Exchange, and may be rescinded if the Company is not in compliance with AMEX’ standards.

     The Company also reported that its previously announced Fetter area well, located in the southern Powder River Basin of Wyoming, commenced drilling operations on May 7, 2005. The Sims #16-26 well located in Section 26-T33N-71W is the first of two wells to be drilled in the Fetter area to test the Niobrara and Frontier formations.

     American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. can be found at the Company's website: www.americanoilandgasinc.com.

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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.‘s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.”